Exhibit 10.30

[Portions of this Exhibit have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The confidential portions of this Exhibit that have been omitted are marked with “XXXX.” A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

AMENDMENT NO. 3

to the

License Agreement dated 13th of June, 2000 (the “Agreement”)

by and between

ANTARES Pharma IPL AG, Zug, Baarerstrasse 95, 6301 Zug, Switzerland as

Licensor (formerly known as Permatec Technologie AG) as Licensor

and

BioSante Pharmaceuticals, Inc., Lincolnshire, IL, U.S.A. as Licensee

Recitals:

WHEREAS, ANTARES Pharma IPL AG (“ANTARES”) and BioSante Pharmaceuticals, Inc. (“BIOSANTE”) have entered into that certain License Agreement dated of June 13, 2000 (the “Agreement”), regarding the grant of a license with the right to sublicense products as defined in the Agreement;

WHEREAS, ANTARES Pharma IPL AG (“ANTARES”) and BioSante Pharmaceuticals, Inc. (“BIOSANTE”) have entered into a Supply Agreement dated of June 13, 2000 (the “Supply Agreement”) regarding the manufacturing and the supply of products (according to Exhibit D of the Supply Agreement);

WHEREAS, ANTARES and BIOSANTE have concluded some alterations to the Agreement in Amendment No. 1 of May 20, 2001 (“Amendment No. 1”);

WHEREAS, ANTARES has granted BIOSANTE the licensing of XXXX Combi-Gel which is set out in Amendment No. 2 of July 5, 2001 (“Amendment No. 2”) [Portions of this section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The confidential portions of this Exhibit that have been omitted are marked with “XXXX.”  A copy of this Agreement with this section intact has been filed separately with the Securities and Exchange Commission.]

WHEREAS, the parties have negotiated this third set of terms and conditions in alteration of the Agreement;

NOW, THEREFORE, the Parties agree according to this Amendment No. 3 (“Amendment No. 3”) to amend the Agreement as follows:

1.                                       Royalties

(a)                                  Royalty payment

BIOSANTE will receive from ANTARES in modification of section 3.2 of the “Agreement” a commission on royalty for the sale of the combination product “Estradiol plus Norethindrone Acetate (“E2-NETA Combi Gel”).  The commission on royalties for the said product will be 5% for sales amounting up to USD 75,000,000 (Seventy five million US-dollars) and 7% for sales over USD 75,000,000 (Seventy five million US-dollars).  This modification comes into effect as per the date of signature (effective date) of this Amendment No. 3.  However, this modification of the royalties does not apply for the products “Estradiol single gel”, “Testosterone single gel” and the combination product “Estradiol plus Testosterone” but only and exclusive for E2-NETA Combi Gel.

(b)                                 Reduction in Royalty Payments

Consistent with the principles in the BIOSANTE-SOLVAY agreement, in the instance in which an A/B rated generic equivalent or substitute of E2-NETA Combi Gel (“Product”) is reasonably notified by BIOANTE, SOLVAY or ANTARES to infringe a patent available for such product in the United States or Canada, and SOLVAY may give evidence that the marketing of such competitive product has led to a reduction in sales of the product in either such country of more than fifteen percent (15%) in an average three (3) month period, then the Royalty payable by BIOSANTE to ANTARES for E2-NETA Combi-Gel after such reasonable notice in that country of the Territory will be three and one half percent (3 ½%) up to total sales of Seventy Five Million Dollars (USD 75,000,000) and five percent (5%) for sales over Seventy Five Million Dollars (USD 75,000,000), for as long as (1) such competing product is on sale, and (2) BIOSANTE’s Royalty obligation exists under this Agreement.

(c)                                  Books and records

Pertaining to E2-NETA Combi Gel BIOSANTE shall keep full, true and accurate books of accounting containing all particulars and reasonable supporting documentation which may be necessary for the purpose of the accurate determination of the Net Sales achieved by SOLVAY.  The inspection of the books and records will be carried out according to the terms and conditions of the Agreement.

(d)                                 Audits

ANTARES has the right to notify BIOSANTE that it would like to audit the books and records of SOLVAY to inspect the accuracy of SOLVAY Net Sales reported to BIOSANTE, in which instance BIOSANTE will in turn notify SOLVAY that it would like to exercise its right to audit pursuant to the agreement between BIOSANTE and SOLVAY.  SOLVAY shall permit a firm of certified public accountants, acceptable to ANTARES, BIOSANTE and SOLVAY, upon request by ANTARES, to examine all books and records relating to the sales of E2-NETA Combi Gel, at all reasonable times and upon reasonable notice, to verify BIOSANTE’s reports and accountings determining the correctness of the sublicense royalties.  The expenses for such audit will be borne by ANTARES as per the BIOSANTE-SOLVAY agreement.

2.                                       Reallocation of USD 150,000

As consideration for the successful sub-license of the E2-NETA Combi Gel (see 3), hereinafter, ANTARES reallocates as follows the USD 150,000 (One hundred fifty thousand US-Dollars) obligation (as per section 4.1.2 of the Agreement) corresponding to E2-NETA Combi Gel formulation and production costs: USD 75,000 (Seventy five thousand US-dollars) for “Estradiol single gel” and additional USD 75,000 (Seventy five thousand US-dollars) for “Testosterone single gel”.  The reallocation will take effect as per the date of signature (effective date) of this Amendment No. 3.  This reallocation is in addition to the reallocation stipulated in section 4.2 of Amendment No. 1.  The net effect of these reallocations is that ANTARES is obliged to expend funds for the formulation and production of Product Gel E2 (“Estradiol single gel”) and of Product Gel Testosterone (“Testosterone single gel”) up to a potential maximum of USD 600,000 (Six hundred thousand US Dollars).

3.                                       Manufacturing rights (Sublicense)

ANTARES grants to BIOSANTE the right to grant manufacturing of E2-NETA Combi Gel exclusively to Solvay Pharmaceuticals, B.V. (“SOLVAY”).  In the event of termination of the Agreement between ANTARES and BIOSANTE, BIOSANTE’s rights under the BIOSANTE-SOLVAY Agreement will be assigned to ANTARES, except that BIOSANTE will continue to receive its share of milestone and royalty payments paid by SOLVAY pursuant to the terms of the BIOSANTE-SOLVAY Agreement.

4.                                       Assistance of ANTARES

The parties agree to draft and sign a separate Manufacturing Assistance Agreement within a period of 60 days after the signing of this Amendment No. 3.  As pertains E2-NETA Combi Gel, the Manufacturing Assistance Agreement shall:  (1) Replace the Supply Agreement for E2-NETA Combi-Gel; (2) Eliminate any and all ANTARES obligations contained in the Supply Agreement for E2-NETA Combi-Gel; and (3) Govern all manufacturing aspects related to E2-NETA Combi Gel.

The Manufacturing Assistance Agreement shall inter alia contain the following points:

ANTARES agrees during the term of the Manufacturing Assistance Agreement to provide technical and scientific assistance to BIOSANTE or its sublicensee against reimbursement applying a rate of USD 150 (One hundred fifty US-Dollars) per man-hour spent by ANTARES personnel.  BIOSANTE further undertakes and agrees to reimburse any and all reasonable out-of-pocket expenses incurred by ANTARES and agreed to in advance in writing by BIOSANTE in connection with any such assistance to BIOSANTE.  Such assistance shall be provided by

ANTARES within a reasonable time in response to requests in connection with BIOSANTE’s or the sublicensee’s efforts to manufacture the product.

5.                                       Discount of USD 125,000

ANTARES grants a discount to BIOSANTE of USD 125,000 (One hundred twenty five thousand US-Dollars) for its development work already performed on “Estradiol single gel” and “Testosterone single gel”.  This discount may be implemented by reduction of the invoice of ANTARES to BIOSANTE dated June 30, 2001.  Nothing herein shall prevent the parties from negotiating or entering into further agreements on adjustments to the June 30, 2001 invoice.

6.                                       No Further Funding for E2-NETA Combi-Gel

After the execution of this Amendment 3 including the execution of the Manufacturing Assistance Agreement, ANTARES has no further obligation to financially fund, develop, market, assist or otherwise support E2-NETA Combi Gel as outlined in the Agreement and the Supply Agreement except for those obligations contained in this Amendment 3.

7.                                       No Further Changes

The parties hereby agree and acknowledge that the Agreement shall, except for and in due incorporation of the changes agreed upon in Amendment No. 1, Amendment No. 2 and this Amendment No. 3, remain in full force and effect and, subject to the following, not be otherwise altered or amended.

The amendments and changes to the Agreement as set forth in this Amendment No. 3 shall upon execution become an integral part of the Agreement.

The parties further agree that in the event that any further amendment, change or alteration of the language or wording of any Section of the Agreement would be required to give full effect to any of the changes agreed upon in this Amendment, then such further amendment, change or alteration of the language or wording shall be made upon reasonable request of either party.

8.                                       Governing Law

This Amendment No. 3 is construed under and governed by Illinois Law.

IN WITNESSETH WHEREOF, the Parties have duly executed this Amendment effective as of the          day of                   , 2001.

ANTARES Pharma IPL AG

Allschwie August 28, 2001	/s/ Dario Carrara
Place and Date	By:	Dr. Dario Carrara
	Its:	Managing Director, Swiss Operations

BioSante Pharmaceuticals, Inc.

Lincolnshire, IL August 30, 2001	/s/ Stephen M. Simes
Place and Date	By:	Stephen M. Simes
	Its:	President and CEO